Exhibit 99.1

RPM Reports Record Third-Quarter Sales

•	Fiscal 2005 third-quarter consolidated sales increase 8.9%
•	Industrial segment leverages 10.7% sales increase into stronger earnings growth
•	Consumer segment earnings impacted by escalating raw material costs
•	Accounting change for convertible securities reduces diluted EPS

MEDINA, Ohio — April 7, 2005 — RPM International Inc.(NYSE: RPM) today reported record sales for the fiscal 2005 third-quarter ended February 28. Net income and earnings per share declined compared with the fiscal 2004 third quarter, due to continued higher raw material costs and asbestos liability costs.

Frank C. Sullivan, president and CEO, stated, “Due to seasonal effects of winter weather, our third quarter is historically our weakest quarter for both sales and earnings. Nevertheless, both of our operating segments were able to exceed their targets for internal growth, reflecting the ongoing focus on growth among all of our businesses. While we are not satisfied with the earnings results in this most recent quarter, the underlying fundamentals of RPM are the strongest in recent memory, underpinning our optimism about RPM’s future.”

The company also announced its decision to adopt the provisions of Emerging Issues Task Force Issue 04-8, “The Effects of Contingently Convertible Debt on Diluted Earnings Per Share” (“EITF 04-8”) in its fiscal 2005 third quarter. This adoption will reduce full-year 2005 diluted earnings by an estimated $0.06 per share and 2004 diluted earnings by $0.06 per share, as further discussed below.

Third-Quarter Sales and Earnings

RPM reported consolidated record net sales of $516.3 million for the fiscal 2005 third quarter, an 8.9% increase compared with last year’s third-quarter sales of $474.0 million. The year-over-year sales growth was the result of organic growth +6.1%; favorable foreign currency translation +1.3%; and acquisitions, net of a small divestiture, +1.5%.

The reported net loss of $4.8 million, or a loss of $0.04 per share, compared with net income of $6.0 million, or $0.05 per share, in the fiscal 2004 third quarter. Excluding the asbestos charge, adjusted fiscal 2005 third-quarter net income was $4.5 million, or $0.04 per share, compared with last year’s third-quarter results.

It is important to note that several factors combined to reduce fiscal 2005 third-quarter earnings by nearly $0.02 per share, compared with the fiscal 2004 third quarter. RPM’s early adoption of FAS 123 (“Accounting for Stock-Based Compensation”) in the first quarter of fiscal 2005, in combination with the expense of initial grants under the company’s new omnibus equity incentive plan, approved by RPM stockholders at its annual meeting in October 2004, reduced third-quarter earnings by approximately $0.01 per share this year. In addition, deliberate actions during the past year to move substantial portions of debt from floating to fixed rates increased interest costs year over year, which further reduced 2005 third-quarter earnings per share.

RPM Reports Record Third-Quarter Sales
April 7, 2005

Including an asbestos charge of $15.0 million pre-tax to increase RPM’s reserves for known asbestos claims, consolidated earnings before interest and taxes (EBIT) were $0.8 million compared with $17.1 million in the year-ago quarter. Excluding the asbestos charge, adjusted EBIT declined 7.3% to $15.8 million. In addition to FAS 123 and the new omnibus equity plan, this decrease also reflects higher raw material costs, the sum of which were only partly offset by ongoing programs to increase prices and improve productivity.

RPM’s industrial segment sales, which accounted for 56.8% of 2005 third-quarter consolidated sales, increased 10.7% to $293.1 million. This year-over-year sales growth reflects organic growth +6.2%; favorable foreign currency translation +1.8%; and acquisitions, net of a small divestiture, +2.7%. The industrial segment EBIT rose 23.0% to $12.2 million, strengthening this segment’s EBIT margin by 40 basis points compared with the year-ago quarter.

Consumer segment sales, which accounted for 43.2% of consolidated sales, grew 6.7% to $223.2 million. The year-over-year sales growth resulted from organic growth +6.0%, and from favorable foreign currency translation +0.7%. Consumer EBIT declined 27.1%, however, to $12.9 million, reflecting significantly higher raw material costs, which were partly offset by additional earnings from the higher sales volume, price increases and cost controls.

Reconciliations of EBIT and adjusted net income to the most comparable Generally Accepted Accounting Principles (GAAP) measures, an explanation of how RPM uses EBIT in managing its businesses and a reconciliation of reported results to results excluding the impact of the asbestos charge are provided in the supplemental data accompanying this release.

Nine-Month Sales and Earnings

In the first nine months of fiscal 2005, consolidated net sales rose 10.1% to a record $1.801 billion compared with last year’s nine-month sales of $1.637 billion. The year-over-year sales growth was due to organic growth +7.2%; favorable foreign currency translation +1.4%; and acquisitions, net of a small divestiture, +1.5%.

Reported net income of $58.8 million and diluted earnings per share of $0.48 compared with net income of $88.9 million and diluted earnings per share of $0.73 a year ago. Net income for the first nine months of fiscal 2004 was unchanged by adoption of EITF 04-8, while diluted earnings per share decreased by $0.03. Excluding the asbestos charges, adjusted net income of $97.5 million this year increased 9.7% compared with last year, while adjusted diluted earnings per share of $0.79 rose 8.2% over the restated $0.73 per share in the fiscal 2004 first nine months.

RPM’s early adoption of FAS 123, combined with the expense of initial grants under the new omnibus equity incentive plan, plus RPM’s strategic changes in debt structure, which caused comparatively higher interest costs this year, collectively reduced nine-month earnings by approximately $0.03 per diluted share, compared with fiscal 2004.

RPM Reports Record Third-Quarter Sales
April 7, 2005

Nine-month cash flow from operations was $97.2 million, a decrease of $23.5 million compared with fiscal 2004 nine-month cash flow. After-tax asbestos-related payments during the first nine months of fiscal 2005 were $35.2 million versus last year’s $24.2 million; however, last year had the benefit of the remaining third-party insurance supplement, amounting to $9.4 million on a pre-tax basis. Before taxes and before insurance, total asbestos-related payments of $56.3 million through nine months this year compared with $47.9 million last year.

Through nine months this year, capital expenditures of $34.5 million compared with depreciation of $36.9 million. Total debt increased $119.1 million, including the net refinancing proceeds less subsequent debt paydowns, from the $200 million 4.45% Senior Notes due 2009 sold in September 2004. The excess cash from the 4.45% Senior Notes is being held in cash and short-term investments toward satisfying RPM’s indebtedness under its $150 million 7.0% Senior Notes, which mature on June 15, 2005. Accordingly, RPM’s net (of cash) debt-to-capital ratio has improved to 39.2% from 41.2% one year ago and 41.1% this past year end, May 31, 2004.

Asbestos Charge

As previously announced, RPM evaluates the adequacy of its asbestos liability reserves each quarter and adjusts these reserves when appropriate. Accordingly, the company elected to take an additional $15 million pre-tax asbestos charge this third-quarter 2005. This charge brings RPM balance sheet reserves for asbestos liability to $96.3 million. The company believes this level sufficiently supports a conservatively estimated valuation of existing claims in light of the company’s more aggressive defense strategy, which entails higher legal costs, but has produced ultimately lower resolution costs.

The company noted that it remains committed to its strategy for managing this liability, and that its outlook is in line with its current reserve assumptions. The company further commented that changes in state laws were not having the anticipated positive effects as soon as expected, partly because its more aggressive defense strategy has slowed the resolution of a number of cases and state dockets have become clogged in smaller jurisdictions where many cases are to be tried.

Contingent Convertible Debt Accounting (EITF 04-8)

The company also announced that it has changed the accounting treatment of its 2.75% Senior Convertible Notes due 2033, effective with its third quarter results ended February 28, 2005. This change comes as a result of the consensus reached by the Emerging Issues Task Force, as outlined in Issue 04-8, “The Effect of Contingently Convertible Instruments on Diluted Earnings Per Share,” and ratified by the Financial Accounting Standards Board on October 13, 2004. In accordance with the new accounting guidance, the 8,034,355 contingent shares of the company’s common stock related to this convertible debt will now be included in the company’s calculation of diluted earnings per share. The net effect of this change will be to reduce RPM’s current fiscal year diluted earnings by approximately $0.06 per share. Similarly, the company will also be restating its diluted earnings per share for fiscal 2004 to retroactively reflect this same change in accounting treatment, which will also result in a reduction of $0.06 per share. This contingently convertible security permits the company the flexibility to deliver payment in cash, common stock, or a combination of cash and common stock,

RPM Reports Record Third-Quarter Sales
April 7, 2005

and this flexibility remains as attractive to RPM today as when it was issued. While the company could have changed the indenture to limit some of this flexibility in order to avoid some or all of the per share dilution, such change would have cost the company approximately $750,000. Instead, the company chose, as did approximately 90 percent of the more than 300 companies that have issued similar such securities, not to make any such changes at this time. This decision allows the company to retain the flexibility inherent in the security and to save the expense of amending the indenture, both of which it firmly believes are in the best interest of its stockholders. If and when appropriate, the company will consider the possibility of incorporating such amendments and changes to the indenture in the future. In the meantime, with respect to market price, RPM common shares must trade above $22.41 for a specified period of time before these bonds become convertible into the underlying contingent shares.

Business Outlook

RPM’s fourth quarter is traditionally its strongest in sales and operating earnings, with sales the past two years up more than 35% sequentially compared with the third quarter. The company continues to see raw material cost increases and has continued to implement price increases throughout its product lines as it enters the spring selling season.

“Our strategies to foster organic growth are paying off as numerous new products and services continue to gain market acceptance, and our strategic approach to acquisitions in North America and Europe is ongoing,” said Sullivan. “We continue to expect high-single-digit revenue growth for the full 2005 fiscal year compared with year-ago results; however, the continued escalation of raw material costs makes it more likely that our full-year earnings growth could moderate slightly, to an expected +8% to +10% this year, versus our prior guidance of +10% to +12% growth, after adjusting for asbestos reserve charges.”

Webcast Information

RPM management will host a conference call to further discuss these results beginning at 10:00 a.m. Eastern time today. The call can be accessed by dialing 888-306-2356. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. The call, which will last approximately one hour, will be open to the public, but only financial analysts will be permitted to ask questions. The media and all other participants will be in a listen-only mode. For those unable to listen to the live call, a replay will be available from approximately 12:00 p.m. Eastern time on April 7 until 8:00 p.m. Eastern time on April 14, 2005. The replay can be accessed by dialing 888-286-8010. The access code is 51006884. The call also will be available both live and for replay, and as a written transcript, via the Internet on the RPM web site at http://www.rpminc.com.

About RPM

RPM International Inc., a holding company, owns subsidiaries that are world leaders in specialty coatings and sealants serving both industrial and consumer markets. RPM’s industrial products include roofing systems, sealants, corrosion control coatings, flooring coatings and specialty chemicals.

RPM Reports Record Third-Quarter Sales
April 7, 2005

Industrial brands include Stonhard, Tremco, Carboline, Day-Glo, Euco and Dryvit. RPM’s consumer products are used by professionals and do-it- yourselfers for home maintenance and improvement, automotive and boat repair and maintenance, and by hobbyists. Consumer brands include Zinsser, Rust-Oleum, DAP, Varathane, Bondo and Testors.

For more information, contact Glenn R. Hasman, vice president of finance and communications, at 330-273-8820 or ghasman@rpminc.com.

This press release contains “forward-looking statements” relating to the business of the company. These forward-looking statements, or other statements made by the company, are made based on management’s expectations and beliefs concerning future events impacting the company and are subject to uncertainties and factors (including those specified below) which are difficult to predict and, in many instances, are beyond the control of the company. As a result, actual results of the company could differ materially from those expressed in or implied by any such forward-looking statements. These uncertainties and factors include (a) general economic conditions; (b) the price and supply of raw materials, particularly titanium dioxide, certain resins, aerosols and solvents; (c) continued growth in demand for the company’s products; (d) legal, environmental and litigation risks inherent in the company’s construction and chemicals businesses and risks related to the adequacy of the company’s insurance coverage for such matters; (e) the effect of changes in interest rates; (f) the effect of fluctuations in currency exchange rates upon the company’s foreign operations; (g) the effect of non-currency risks of investing in and conducting operations in foreign countries, including those relating to domestic and international political, social, economic and regulatory factors; (h) risks and uncertainties associated with the company’s ongoing acquisition and divestiture activities; (i) risks related to the adequacy of its contingent liability reserves, including for asbestos-related claims; and other risks detailed in the company’s other reports and statements filed with the Securities and Exchange Commission, including the risk factors set forth in the company’s prospectus and prospectus supplement included as part of the company’s Registration Statement on Form S-4 (File No. 333-114259), as the same may be amended from time to time. RPM does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

###

CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
In thousands, except per share data

	AS REPORTED				ADJUSTED(a)
	Nine Months Ended		Three Months Ended		Nine Months Ended		Three Months Ended
	February 28,	February 29,	February 28,	February 29,	February 28,	February 29,	February 28,	February 29,
	2005	2004	2005	2004	2005	2004	2005	2004
Net Sales	$1,801,319	$1,636,542	$516,337	$473,978	$1,801,319	$1,636,542	$516,337	$473,978
Cost of sales	1,024,627	908,121	305,220	270,175	1,024,627	908,121	305,220	270,175

Gross profit	776,692	728,421	211,117	203,803	776,692	728,421	211,117	203,803
Selling, general & administrative expenses	599,749	569,810	195,273	186,705	599,749	569,810	195,273	186,705
Asbestos charges	62,000		15,000
Interest expense, net	25,485	20,761	8,600	7,767	25,485	20,761	8,600	7,767

Income before income taxes	89,458	137,850	(7,756)	9,331	151,458	137,850	7,244	9,331
Provision for income taxes	30,632	48,937	(2,984)	3,313	53,957	48,937	2,716	3,313

Net Income	$58,826	$88,913	$(4,772)	$6,018	$97,501	$88,913	$4,528	$6,018

Basic earnings per share of common stock	$0.50	$0.77	$(0.04)	$0.05	$0.84	$0.77	$0.04	$0.05

Diluted earnings per share of common stock (b)	$0.48	$0.73	$(0.04)	$0.05	$0.79	$0.73	$0.04	$0.05

Average shares of common stock outstanding — basic	116,700	115,687	117,284	115,835	116,700	115,687	117,284	115,835

Average shares of common stock outstanding — diluted (b)	126,206	124,627	119,152	125,385	126,206	124,627	119,152	125,385

(a)	Adjusted figures presented remove the impact of the additional asbestos charges taken during the second and third quarters of fiscal 2005.

(b)	Amounts for all periods presented include the effect of our contingently issuable shares, as required by EITF Issue No. 04-8. Conversion of the 8,034,355 shares related to convertible securities for the three-month period ended February 28, 2005 was not assumed, since the result would have been antidilutive.

SUPPLEMENTAL SEGMENT INFORMATION
(Unaudited)
In thousands

	AS REPORTED				ADJUSTED(a)
	Nine Months Ended		Three Months Ended		Nine Months Ended		Three Months Ended
	February 28,	February 29,	February 28,	February 29,	February 28,	February 29,	February 28,	February 29,
	2005	2004	2005	2004	2005	2004	2005	2004
Net Sales:
Industrial Segment	$1,023,540	$911,252	$293,144	$264,754	$1,023,540	$911,252	$293,144	$264,754
Consumer Segment	777,779	725,290	223,193	209,224	777,779	725,290	223,193	209,224

Total	$1,801,319	$1,636,542	$516,337	$473,978	$1,801,319	$1,636,542	$516,337	$473,978

Income Before Income Taxes (b):
Industrial Segment
Income Before Income Taxes (b)	$114,563	$95,990	$12,488	$10,029	$114,563	$95,990	$12,488	$10,029
Interest (Expense), Net	277	85	253	81	277	85	253	81

EBIT (c)	$114,286	$95,905	$12,235	$9,948	$114,286	$95,905	$12,235	$9,948

Consumer Segment
Income Before Income Taxes (b)	$90,707	$91,932	$13,041	$17,727	$90,707	$91,932	$13,041	$17,727
Interest (Expense), Net	267	89	159	49	267	89	159	49

EBIT (c)	$90,440	$91,843	$12,882	$17,678	$90,440	$91,843	$12,882	$17,678

Corporate/Other
Income Before Income Taxes (b)	$(115,812)	$(50,072)	$(33,285)	$(18,425)	$(53,812)	$(50,072)	$(18,285)	$(18,425)
Interest (Expense), Net	(26,029)	(20,935)	(9,012)	(7,897)	(26,029)	(20,935)	(9,012)	(7,897)

EBIT (c)	$(89,783)	$(29,137)	$(24,273)	$(10,528)	$(27,783)	$(29,137)	$(9,273)	$(10,528)

Consolidated
Income Before Income Taxes (b)	$89,458	$137,850	$(7,756)	$9,331	$151,458	$137,850	$7,244	$9,331
Interest (Expense), Net	(25,485)	(20,761)	(8,600)	(7,767)	(25,485)	(20,761)	(8,600)	(7,767)

EBIT (c)	$114,943	$158,611	$844	$17,098	$176,943	$158,611	$15,844	$17,098

(a)	Adjusted figures presented remove the impact of the additional asbestos charges taken during the second and third quarters of fiscal 2005.

(b)	The presentation includes a reconciliation of Income Before Income Taxes, a measure defined by Generally Accepted Accounting Principles (GAAP) in the United States, to EBIT.

(c)	EBIT is defined as earnings before interest and taxes. We evaluate the profit performance of our segments based on income before income taxes, but also look to EBIT as a performance evaluation measure because interest expense is essentially related to corporate acquisitions, as opposed to segment operations. We believe EBIT is useful to investors for this purpose as well, using EBIT as a metric in their investment decisions. EBIT should not be considered an alternative to, or more meaningful than, operating income as determined in accordance with GAAP, since EBIT omits the impact of interest and taxes in determining operating performance, which represent items necessary to our continued operations, given our level of indebtedness and ongoing tax obligations. Nonetheless, EBIT is a key measure expected by and useful to our fixed income investors, rating agencies and the banking community all of whom believe, and we concur, that this measure is critical to the capital markets’ analysis of our segments’ core operating performance. We also evaluate EBIT because it is clear that movements in EBIT impact our ability to attract financing. Our underwriters and bankers consistently require inclusion of this measure in offering memoranda in conjunction with any debt underwriting or bank financing. EBIT may not be indicative of our historical operating results, nor is it meant to be predictive of potential future results.

CONSOLIDATED BALANCE SHEETS
In thousands

Assets	February 28, 2005	February 29, 2004	May 31, 2004
	(Unaudited)	(Unaudited)

Current Assets
Cash and short-term investments	$173,139	$50,868	$38,561
Trade accounts receivable	417,231	373,603	502,994
Allowance for doubtful accounts	(20,242)	(18,460)	(18,147)

Net trade accounts receivable	396,989	355,143	484,847
Inventories	337,562	291,908	289,359
Deferred income taxes	53,928	54,284	51,164
Prepaid expenses and other current assets	147,354	137,063	130,686

Total current assets	1,108,972	889,266	994,617

Property, Plant and Equipment, at Cost	801,789	747,977	767,072
Allowance for depreciation and amortization	(416,930)	(381,122)	(386,017)

Property, plant and equipment, net	384,859	366,855	381,055

Other Assets
Goodwill	660,760	649,811	648,243
Other intangible assets, net of amortization	279,005	279,799	282,372
Other	51,877	38,001	46,832

Total other assets	991,642	967,611	977,447

Total Assets	$2,485,473	$2,223,732	$2,353,119

Liabilities and Stockholders’ Equity

Current Liabilities
Accounts payable	$172,076	$142,740	$205,092
Current portion of long-term debt	3,425	2,080	991
Accrued compensation and benefits	69,077	68,481	88,670
Accrued loss reserves	51,605	55,777	56,699
Asbestos-related liabilities	50,000	49,579	47,500
Other accrued liabilities	71,684	62,597	72,222
Income taxes payable	1,734	(10,580)	6,319

Total current liabilities	419,601	370,674	477,493

Long-Term Liabilities
Long-term debt, less current maturities	835,625	709,753	718,929
Asbestos-related liabilities	46,318	56,370	43,107
Other long-term liabilities	68,751	62,578	59,910
Deferred income taxes	80,206	81,308	78,388

Total long-term liabilities	1,030,900	910,009	900,334

Total liabilities	1,450,501	1,280,683	1,377,827

Stockholders’ Equity
Preferred stock; none issued
Common stock (outstanding 117,452; 115,952; 116,122)	1,175	1,160	1,161
Paid-in capital	533,226	512,443	513,986
Treasury stock, at cost		(135)
Accumulated other comprehensive income (loss)	29,034	2,295	(3,881)
Retained earnings	471,537	427,286	464,026

Total stockholders’ equity	1,034,972	943,049	975,292

Total Liabilities and Stockholders’ Equity	$2,485,473	$2,223,732	$2,353,119

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
In thousands

	Nine Months Ended
	February 28,	February 29,
	2005	2004
Cash Flows From Operating Activities
Net income	$58,826	$88,913
Depreciation and amortization	48,930	46,784
Items not affecting cash and other	21,136	11,920
Changes in operating working capital	(35,291)	(2,845)
Changes in asbestos-related liabilities, net of tax	3,569	(24,146)

	97,170	120,626

Cash Flows From Investing Activities
Capital expenditures	(34,453)	(26,169)
Acquisition of businesses, net of cash acquired	(9,900)	(24,871)
Proceeds from the sale of assets	4,500
Other	(5,998)	(11,845)

	(45,851)	(62,885)

Cash Flows From Financing Activities
Additions to (reductions of) long-term and short-term debt	123,832	(14,295)
Cash dividends	(51,314)	(47,419)
Exercise of stock options	10,741	4,116

	83,259	(57,598)

Increase in Cash and Short-Term Investments	$134,578	$143